                                 EXHIBIT 12.1

                       AMERICAN REALTY INVESTORS, INC.

 CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                     AND PREFERRED DIVIDEND REQUIREMENTS
                     (AMOUNTS IN THOUSANDS EXCEPT RATIOS)



                                              YEAR ENDED DECEMBER 31,
                               2001      2000     1999      1998       1997     1996
Income From Continuing
Operations
Before Income Taxes           12,584       352     8,017  (23,982)    (2,634)  (5,667)
Fixed Charges                 79,535    79,029    94,017   52,801     30,437   16,602
Income From Continuing
Operations
Before Income Taxes and
Fixed Charges                 92,119    79,381   102,034  28,8219     27,803   10,835

Fixed Charges:
Interest Expense              77,048    76,702    91,736   51,624     30,231   16,489
Preferred Dividends            2,485     2,327     2,281    1,177        206      113
                              --------  -------  --------  --------   -------  --------
                              79,533    79,029    94,017   52,801     30,437   16,602
Ratio of Earnings to Fixed
Charges                         1.16      1.00      1.09      ---        ---      ---



Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).